                                                                    EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT


         THIS AGREEMENT is entered into by and between RICHARD J. DUSZYNSKI (the Executive) and AGL SERVICES COMPANY (the "Company").

         WHEREAS, the Company and the Executive desire to set forth in a written agreement the complete terms and conditions pursuant to which the Executive shall be employed by the Company; and

         WHEREAS, the Company and the Executive intend that this Agreement will supersede any and all previous oral or written employment agreements between the Company and the Executive;

         NOW, THEREFORE, in consideration of the covenants and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

                                       1.

                                   DEFINITIONS

         As used in this Agreement, the following words and/or phrases shall have the meanings set forth below unless a different meaning plainly is required by the context:

     1.1 AGLR or AGL Resources Inc. shall mean AGL Resources Inc., the parent corporation of the Company.

     1.2 Agreement shall mean this Employment Agreement between the Company and the Executive.

     1.3 Affiliate shall mean any parent, brother-sister or subsidiary corporation of the Company, any joint venture in which the Company owns at least a 50 percent interest, and any partnership, limited liability partnership or limited liability corporation in which the Company or any of its wholly-owned subsidiaries owns at least a 50 percent interest.

     1.4 Board shall mean the Board of Directors of the Company.

     1.5 Cause shall mean (i) the Executive's willful and continued failure to perform any substantial duty of his position with the Company or any of its Affiliates (other than any such failure resulting from incapacity due to Disability) which is not cured within thirty (30) days following written notice by the Company; (ii) the Executive's willful engagement in any illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company; (iii) the Executive's engagement in any activity that is in conflict of interest or competitive with the Company or any of its Affiliates; (iv)

                        Duszynski Employment Agreement

     1.6 the Executive's engaging in any act of fraud or dishonesty against the Company or any of its Affiliates or any material breach of federal or state securities or commodities laws or regulations; (v) the Executive's being intoxicated or in possession of any illegal substance in the workplace; (vi) the Executive's engaging in an act of assault or other act of violence; (vii) the Executive's harassment of any individual in the workplace based on age, gender or other protected status or class or violation of any policy of the Company regarding harassment, but only following an investigation by an independent third party into the harassment; and (viii) the Executive's conviction for any felony or misdemeanor charge (other than charges related to routine traffic violations).

     1.7  Code shall mean the Internal Revenue Code of 1986, as amended.

     1.8  Company shall mean AGL Services Company, its successors and assigns.

     1.9 Disability shall mean a physical or mental impairment that prohibits the Executive from performing the essential duties of his position, is expected to be of a long and continued duration, and for which he becomes eligible to receive benefits under the Company's long-term disability plan.

     1.10 Effective Date shall mean April 1, 2001.

     1.11 ERISA shall mean the Executive Retirement Income Security Act of 1974, as amended.

     1.12 Executive shall mean Richard J. Duszynski, a resident of the State of Texas.

     1.13 Good Reason shall mean (i) a demotion of the Executive's position or any action by the Company which results in diminution of the Executive's authority, duties or responsibilities as in effect on the Effective Date (other than any isolated, insubstantial and inadvertent action not taken in bad faith);
(ii) a reduction in the Executive's base salary or benefits (unless such reduction in benefits applies to all executives providing services to the Company, or in the case of benefits provided only to Sequent, all executives providing services to Sequent, so long as the Executive is provided with a substantially equivalent benefit in replacement of such lost benefit); or (iii) a material breach by the Company of its obligations hereunder which is not cured within thirty (30) days following written notice by the Executive.

     1.14 Proprietary Information shall mean (i) information that meets the definition of "trade secret" under the laws of the State of Texas, which shall include but is not limited to any formula, pattern, device or compilation of information which is used in one's business and which affords an opportunity to obtain an advantage over competitors who do not know it or use it, including but not limited to chemical compounds, a process of manufacturing, treating or preserving materials, a pattern for a machine or other device, a list of customers, customer contact information, market strategies, blueprints and drawings, strategic and/or marketing plans, (ii) scientific or technical information, design, process, procedure, formula or improvement that is secret and of value, and (iii) information that the Company takes reasonable efforts to protect from disclosure and from which the Company derives actual or potential economic value due to its confidential nature, including, but not limited to, technical or nontechnical data, formulas, complications, programs, devices, methods, techniques, drawings, processes, financial data, lists of actual or potential customers, price lists and/or pricing policies, business plans, customer and vendor records,

                        Duszynski Employment Agreement
training and operations materials and memoranda, personnel records, financial information relating to the business of the Company, accounts, customers, vendors, employees and affairs of the Company, and any information marked "confidential" by the Company.

     1.15 Restricted Territory shall mean (i) any state in which AGLR or its Affiliates has a regulated-utility operation, which may change from time to time, but as of the Effective Date of this Agreement are Georgia, Tennessee and Virginia; and (ii) any state in which AGLR or its Affiliates (including Sequent) owns or has contractual rights to purchase, move or use natural gas-related assets, including but not limited to commodity rights, storage facilities, interstate pipelines, intrastate pipelines, intrastate distribution facilities, liquified natural gas facilities, propane-air facilities or other peaking facilities, which may change from time to time, but as of the Effective Date of this Agreement are Georgia, Tennessee, Virginia, Texas, Louisiana, Mississippi, Alabama, North Carolina, Michigan and Pennsylvania.

     1.16 Services Agreement shall mean that certain Services Agreement, dated January 1, 2001, between the Company and AGL Energy Services, Inc. (now known as Sequent Energy Management, LLC), under which the Company agrees to provide the Executive's services to Sequent Energy Management, LLC.

     1.17 Sequent shall mean Sequent Energy Management, LLC, which is an Affiliate of the Company.

     1.18 Term shall mean the period during which this Agreement remains in force, as described in Section 2.3.

     1.19 Termination Date shall mean the date of the Executive's termination of employment.

                                       2.

                              DUTIES AND AUTHORITY

     2.1 Duties and Authority. The Executive is engaged and agrees to perform services for and on behalf of the Company, and pursuant to the terms of the Services Agreement, the Executive shall perform services as the President and Chief Executive Officer of Sequent, and shall report directly to the Chief Executive Officer of AGL Resources Inc. The Executive agrees to perform such duties diligently and efficiently and in accordance with the reasonable directions of the CEO of AGLR. The Executive shall conduct himself at all times in a business-like and professional manner as appropriate for his position and shall represent the Company in all respects in compliance with good business and ethical practices. In addition, the Executive shall be subject to and abide by the policies and procedures of the Company applicable to personnel of the Company, as may be adopted from time to time.

2.2 Best Efforts. During the Term of this Agreement, the Executive shall devote his full attention, energies and best efforts to rendering services on behalf of the Company (or Affiliates thereof), and shall not engage in any outside employment without the express written consent of the Board. Notwithstanding the foregoing, (i) the Executive is not prohibited from investing or trading in stocks, bonds, commodities or other forms of investment, including real property, so long as the Executive does not "participate" (within

                        Duszynski Employment Agreement
the meaning of Treas. Reg. Section 1.469-5(f) and 1.469-5T(f)) in such investments, and the Executive shall at all times be subject to the terms and conditions of the Risk Management Policy of Sequent, and (ii) the Executive may serve on corporate, civic or charitable boards or committees and deliver lectures or fulfill speaking engagements so long as such activities do not interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement.

     2.3 Term. The initial Term of this Agreement shall commence on the Effective Date and shall continue until the close of business on the date three and one-half (3-1/2) years from the Effective Date, subject to earlier termination as provided in this Agreement. This Agreement shall be deemed to be extended automatically for an additional one-year Term on the same terms and conditions unless either the Company or the Executive gives contrary written notice to the other party at least six (6) months prior to the end of the initial Term hereof or at least ninety (90) days prior to the end of each subsequent one-year Term thereafter.

                                       3.

                            COMPENSATION AND BENEFITS

     3.1 Signing Incentive. As an inducement for the Executive to enter into employment and to execute this Agreement, the Company agrees to grant a nonqualified stock option for 80,000 shares of AGLR's common stock as of the Effective Date of this Agreement with an exercise price of $21.91 per share (the fair market value of such stock on the Effective Date), under the terms of the AGL Resources Inc. Officer Incentive Plan. This nonqualified stock option shall become exercisable 50 percent on each anniversary of the Effective Date.

     3.2 Annual Base Salary. The Company shall pay to the Executive as compensation for his services provided hereunder a base salary of $280,000.00 per year ("Base Salary"), payable in accordance with the Company's normal payroll procedures. The Company shall review the Executive's Base Salary annually, and in its sole discretion, may increase the Executive's Base Salary from year to year. The annual review of the Executive's salary shall take into consideration competitive market practices in addition to evaluations of the Executive's performance.

     3.3 Annual Incentive Compensation. The Executive shall participate in the Company's Annual Incentive Compensation Program for officers of Sequent, the terms and conditions of which are subject to change from time to time, but which shall provide each year for a "target" level bonus for the Executive equal to
(i) no less than 55 percent of his annual Base Salary, plus (ii) one half of one percent (0.5%) of "net book value" of Sequent (as more fully defined in the Annual Incentive Compensation Program for officers of Sequent). Prior to the beginning of each fiscal year, the Executive may elect to receive any incentive compensation to which he becomes entitled for such year to be payable to him in the form of a nonqualified stock option or stock appreciation right (at the Company's discretion) in lieu of cash payment; provided, that the conversion of the cash amount shall be made at the time that payment would have been made by dividing the cash amount by the Black-Scholes binomial factor then applicable to the common stock of AGLR, and multiplying the quotient by 125% (e.g., a cash payment of $100,000 converts to ($100,000/3.65 = 27,397.26) (27,397.26 x 1.25 =
34,246.57 shares subject to option/SAR - with Black-Scholes binomial factor subject to change). Any nonqualified stock option or

                        Duszynski Employment Agreement
stock appreciation right granted pursuant to the Executive's election under the Annual Incentive Compensation Plan shall be 100% immediately exercisable.

     3.4 Long-Term Incentives. The Executive shall participate in the Company's long-term incentive program for executives, the terms and conditions of which are subject to change at any time, or in any other long-term incentive arrangement that the Company may provide for him. The Company agrees that grants and awards for the Executive under the long-term incentive program will have an annualized value of no less than 120 percent of his annual Base Salary.

     3.5 Employee Benefit Plans and Policies. The Executive shall be entitled to participate in each employee benefit plan, policy or arrangement which is sponsored, maintained or contributed to by the Company and in which current executive officers of the Company may participate, in accordance with the terms and provisions of such plans; provided, however, that the Executive shall not participate in the Annual Team Performance Incentive Plan of the Company because he will be eligible to participate in the Company's Annual Incentive Compensation Plan for officers of Sequent. Contributions by the Executive to such plans shall be required only to the extent required of other executive officers of the Company.

     3.6 Additional Life Insurance Coverage. In addition to the life insurance coverage available under the Company's employee benefit plans, the Company agrees to provide the Executive with additional term life insurance coverage on his life during the Term of this Agreement, with death benefits payable to his designated beneficiary, in the face amount of $1,000,000. The Employee understands and agrees that he will be deemed to have taxable income in the amount of the premium costs for this coverage. In consideration for this coverage, the Executive agrees that the Company may, at its discretion, obtain key man life insurance coverage on his life, with death benefits payable to the Company.

     3.7 Vacation. Executive shall be entitled to four (4) weeks of paid vacation time for each calendar year.

     3.8 Executive Allowance Fund. The Executive shall be eligible for $15,000 for each of the calendar years 2001 and 2002 under the terms of the Company's Executive Allowance Fund.

     3.9 Expense Reimbursement. The Company shall reimburse the Executive for reasonable and necessary travel and other business related expenses, including entertainment expenses, incurred by him in performance of the business of the Company in accordance with the standard expense reimbursement practices and policies applicable to Sequent, as in existence from time to time, subject to such dollar limitations and verification and record keeping requirements as may be established from time to time by the Sequent or the Company.

     3.10 Withholding, FICA, FUTA, Etc. Any amount to be paid to the Executive under the provisions of this Agreement which represents taxable income to him shall be subject to, and reduced by, any applicable federal, state or local taxes imposed by law, included, but not limited to, taxes imposed under Subtitle C of the Code.

                        Duszynski Employment Agreement

                                       4.

                              RESTRICTIVE COVENANTS

     4.1 Use and Return of Documents and Property. Executive acknowledges that in the course of his employment with the Company, he will have the opportunity to inspect and use certain property, both tangible and intangible, of the Company and its Affiliates. All such property shall remain the exclusive property of the Company and its Affiliates, and Executive does not have and in the future shall not have any right or interest in such property. Executive shall use Company property only during employment and only in the performance of his job and to further the Company's interests, and he will not remove Company property from the Company's premises except to the extent necessary to perform his duties and to the extent approved by the Company, either expressly or generally under its policies. Promptly upon the Executive's Termination Date, Executive shall return to the Company all of the Company's memoranda, notes, records, data, books, sketches, computer hardware and software programs, audio-visual materials, correspondence, lists, every piece of information recorded in any form, and all other tangible property.

     4.2 New Developments. Any discovery, invention, process or improvement made or discovered by the Executive during the Term of this Agreement in connection with or in any way affecting or relating to the business of the Company or any of its Affiliates (as then carried on or under active consideration) shall forthwith be disclosed to the Company and shall belong to and be the absolute property of the Company. The preceding sentence does not apply to any invention for which no equipment, supplies, facility, or trade secret information of the Company was used and which was developed entirely on the Executive's own time, unless the invention relates directly to the business of the Company or its Affiliates or to its or their actual or demonstrably anticipated research or development, or the invention results from any work performed by the Executive for the Company.

     4.3 Covenant Not to Compete. Executive agrees that, during the Term of his employment under this Agreement and for a period of one (1) year following the Termination Date, regardless of the reasons for the Executive's termination of employment, Executive will not, directly or indirectly, expressly or tacitly, for himself or on behalf of any entity anywhere in the Restricted Territory, (i) act as an officer, manager, advisor, executive, controlling shareholder, or consultant to any business in which his duties at or for such business include oversight of or actual involvement in providing services which are competitive with the services or products being provided or which are being produced or developed by the Company or its Affiliates, or are under investigation by Sequent, the Company, or any of its Affiliates on the Termination Date, (ii) recruit investors on behalf of an entity which engages in activities which are competitive with the services or products being provided or which are being produced or developed by the Company or its Affiliates, or are under investigation by the Company or any of its Affiliates on the Termination Date, or (iii) become employed by such an entity in any capacity which would require Executive to carry out, in whole or in part, the duties Executive has performed for the Company which are competitive with the services or products being provided or which are being produced or developed by the Company or any of its Affiliates, or are under active investigation by the Company or any of its Affiliates on the Termination Date. This covenant shall apply to any services or products under investigation by the Company or any of its Affiliates on the Termination Date only to the extent that the Executive initiated, promoted, participated in, or otherwise had knowledge of such investigation. Executive acknowledges that because of the nationwide nature of the Company's (including its Affiliates) business, this restriction

                        Duszynski Employment Agreement
will prevent the Executive from acting in any of the foregoing capacities for any competing entity wherever located within the Restricted Territory and that this scope is reasonable in light of the business of the Company and its Affiliates. Notwithstanding any other provision of this Section 4.3, in the event the Executive's employment under this Agreement is terminated due to the Company's notice of its desire not to renew the Agreement at the end of the initial or any later Term of the Agreement, then the Executive shall not be subject to the noncompetition provisions of this Section 4.3.

     4.4 Nonsolicitation of Customers, Clients and Suppliers. Executive agrees that during the Term of his employment with the Company under this Agreement, he will not, directly or indirectly, without the Company's prior written consent, contact any customer, client or supplier of the Company or any of its Affiliates for business purposes unrelated to furthering the business of the Company or its Affiliates. Executive further agrees that for a period of two (2) years following his Termination Date, he will not directly or indirectly, (i) contact, solicit or divert, or attempt to contact, solicit, divert or take away, any customer, client or supplier of the Company or its Affiliates for purposes of, or with respect to, providing a customer, client or supplier to a competing business; or (ii) take any affirmative action with a customer, client or supplier of the Company or its Affiliates for purposes of providing a customer, client or supplier to a business competing with the Company or its Affiliates. The prohibitions of the preceding sentence shall apply only to customers, clients and suppliers of the Company with whom the Executive had Material Contact on the Company's behalf during the twelve months immediately preceding the Termination Date. For purposes of this Agreement, the Executive had "Material Contact" with a customer, client or supplier if (a) he had business dealings with the customer, client or supplier on the Company's behalf; (b) he was responsible for supervising or coordinating the dealings between the Company and the customer, client or supplier; or (c) he obtained Proprietary Information about the customer, client or supplier as a result of his association with the Company.

     4.5 Nonsolicitation of Employees. The Executive agrees that during his employment with the Company and for two (2) years after his Termination Date, the Executive will not, directly or indirectly, solicit or attempt to recruit or hire any employees of the Company or its Affiliates who were employed by the Company or its Affiliates at any time during the last year of the Executive's employment with the Company and who are actively employed by the Company or its Affiliates at the time of the solicitation or attempted solicitation, to provide services similar to those performed by the employee for the Company on behalf of, or for the purpose of engaging in employment with, a competitor of the Company.

     4.6 Nondisclosure of Trade Secrets and Proprietary Information. Except to the extent reasonably necessary for Executive to perform his duties for the Company, the Executive shall not, directly or indirectly, furnish or disclose to any person, or use in any way, any trade secrets of the Company or its Affiliates, for so long as such trade secrets remain "trade secrets" under applicable state law. Except to the extent reasonably necessary for Executive to perform his duties for the Company, Executive shall not, during the Term of his employment with the Company and for a period of two (2) years following the Executive's Termination Date, directly or indirectly, furnish or disclose to any person, or use in any way, for personal benefit or the benefit of others, any Proprietary Information of the Company or its Affiliates. Notwithstanding the foregoing, nothing in this Section 4.6 will prevent the Executive from disclosing information as compelled by a court of law or


                        Duszynski Employment Agreement
judicial process, or to the extent that the information has already been publicly disclosed by the Company independent of the actions of the Executive.

     4.7 Reasonableness. Executive has carefully considered the nature and extent of the restrictions upon him and the rights and remedies conferred on the Company under this Agreement, and Executive hereby acknowledges and agrees that:

         (a) the restrictions and covenants contained herein, and the rights and remedies conferred upon the Company, are necessary to protect the goodwill and other value of the business of the Company;

         (b) the restrictions placed upon Executive hereunder are fair and reasonable in time and territory, will not prevent him from earning a livelihood, and place no greater restraint upon the Executive than is reasonably necessary to secure the business and goodwill of the Company;

         (c) the Company is relying upon the restrictions and covenants contained herein in continuing to make available to Executive information concerning the business of the Company;

         (d) Executive's employment hereunder places him in a position of confidence and trust with the Company and its employees, customers and suppliers; and

         (e) the provisions of this section shall be interpreted so as to protect the Proprietary Information, and to secure for the Company the exclusive benefits of the work performed on behalf of the Company by the Executive under this Agreement, and not to unreasonably limit his ability to engage in employment and consulting activities in noncompetitive areas which do not endanger the Company's legitimate interests expressed in this Agreement.

     4.8 Remedy for Breach. Executive acknowledges and agrees that his breach of any of the covenants contained in this Article of this Agreement will cause irreparable injury to the Company and that remedies at law available to the Company for any actual or threatened breach by the Executive of such covenants will be inadequate and that the Company shall be entitled to specific performance of the covenants in this Article or injunctive relief against activities in violation of this Article by temporary or permanent injunction or other appropriate judicial remedy, writ or order, without the necessity of proving actual damages. This provision with respect to injunctive relief shall not diminish the right of the Company to claim and recover monetary damages against the Executive for any breach of this Agreement, in addition to injunctive relief. The Executive acknowledges and agrees that the covenants contained in this Article shall be construed as independent of any other provision of this or any other contract between the parties hereto, and that the existence of any claim or cause of action by the Executive against the Company, whether predicated upon this or any other contract, shall not constitute a defense to the enforcement by the Company of said covenants.

                        Duszynski Employment Agreement

                                       5.

                            TERMINATION OF EMPLOYMENT

     5.1 Termination by Company.

         (a) Termination by the Company For Cause. During the Term of this Agreement, the Company may terminate the Executive's employment for "Cause," effective immediately upon written notice to Executive. Upon such a termination for "Cause," the Executive shall be entitled to any accrued but unpaid Base Salary and unreimbursed expenses through the Termination Date, but shall not be entitled to any other compensation, bonus, severance pay or post-termination benefits, other than as required by law. Any outstanding restricted stock, stock options, stock appreciation rights, performance grants or other equity-based compensation grants or awards held by the Executive shall be governed by the terms of the plan under which such grants or awards were made.

         (b) Termination by the Company Without Cause. During the Term of this Agreement, the Company may terminate the Executive's employment for any reason other than "Cause" upon sixty (60) days' prior written notice to the Executive. Upon such a termination, in addition to any earned but unpaid Base Salary, any accrued but unused vacation (if normally payable under the Company's policies), any earned but unpaid annual bonus for the fiscal year which ended prior to the Termination Date, and unreimbursed expenses through the Termination Date, the Executive shall be entitled to severance pay in the amount of the sum of (a) the greater of (i) twelve (12) months of his monthly Base Salary then in effect or
(ii) the Base Salary payable for the remainder of then-remaining Term, and (b) a prorated portion of the annual bonus otherwise payable to the Executive pursuant to the Annual Incentive Compensation Program for officers of Sequent for the year in which the termination occurs (calculated on actual performance for the year), with the proration calculated based on the number of days the Executive was actively employed by the Company during that year. Any outstanding restricted stock, stock options, stock appreciation rights, performance grants or other equity-based compensation grants or awards held by the Executive shall be governed by the terms of the plans under which they were granted; provided, that each stock option held by the Executive which was granted to him as a result of his voluntary conversion of an annual cash bonus payable to him under the Annual Incentive Compensation Program for officers of Sequent shall continue to become exercisable according to its schedule as granted, and, to the extent exercisable, shall remain exercisable, for a period ending on the earlier of (i) the original expiration date of the grant or award; or (ii) the date six (6) years following the Termination Date. In addition, the benefits provided to the Executive and his covered dependents pursuant to Sections 3.5 and 3.6 shall continue to be provided until the later of (i) the last day of the then-remaining Term, or (ii) the date one (1) year following the Termination Date, in the same manner and on the same cost basis as if the Executive remained an active employee (subject to any limitations on such continuation imposed by insurance carriers). The severance pay based on Base Salary provided for in this subsection shall be paid in a single sum cash payment within thirty (30) days after the Termination Date, contingent upon the Executive's execution of a general release, as described in Section 5.4. The severance pay based on annual bonus shall be payable to the Executive at the time that bonuses are paid to other Sequent executives for the year in which the termination occurs, contingent upon the Executive's execution of a release of all claims related to the bonus. The severance pay and benefits provided for herein shall be in lieu of any and all other payments, bonuses or other compensation to which the Executive may have been entitled.

                        Duszynski Employment Agreement

         (c) Termination by Executive for Good Reason. During the Term of this Agreement, the Executive may terminate his employment for "Good Reason" upon sixty (60) days' prior written notice to the Company. Upon such a termination, the Executive shall be entitled to severance pay and benefits identical to, and subject to the same conditions applicable to, those provided in Section 5.1(b) above.

     5.2 Termination of Agreement by Reason of Executive's Death or Disability. This Agreement shall terminate immediately upon the termination of the Executive's employment upon the death of the Executive or upon written notice from the Company to the Executive if he shall at any time become incapacitated by reason of a Disability. Any outstanding restricted stock, stock options, stock appreciation rights, performance grants or other equity-based compensation grants or awards held by the Executive shall be governed by the terms of the plans under which they were granted; provided that each stock option held by the Executive which was granted to him as a result of his voluntary conversion of an annual cash bonus payable to him under the Annual Incentive Compensation Program for officers of Sequent shall continue to become exercisable according to its schedule as granted, and, to the extent exercisable, shall remain exercisable, for a period ending on the earlier of (i) the original expiration date of the grant or award; or (ii) the date six (6) years following the Termination Date. In addition, the benefits provided to the Executive and his covered dependents pursuant to Sections 3.5 and 3.6 (as applicable) shall continue to be provided until the later of (i) the last day of the then-remaining Term, or (ii) the date one (1) year following the Termination Date, in the same manner and on the same cost basis as if the Executive remained an active employee (subject to any limitations on such continuation imposed by insurance carriers). The Company shall not have any further obligations to the Executive, the Executive's estate, heirs or other legal representatives.

     5.3 Other Benefits After Termination Date. Except for the payments and benefits, if any, provided under this Article 5, no other benefits, compensation or other remuneration of any type, whether taxable or nontaxable, shall be payable to the Executive after his Termination Date, except as required by law or by the applicable terms and provisions of any employee benefit plan applicable to the Executive.

     5.4 General Release. The Executive agrees that in the event of any termination of this Agreement that results in the payment of severance pay pursuant to this Section 5, prior to the payment of any such severance pay, as a condition to receipt of and as consideration for such payment, the Executive shall sign a general release of any and all claims that he or his heirs and assigns may have against the Company and its related parties related to his employment, in substantially the form attached hereto as Exhibit A.

     5.5 Continuity Agreement. Contemporaneously with the execution of this Agreement, AGLR and the Executive shall enter into a Continuity Agreement in substantially the form attached hereto as Exhibit B, with a term commensurate with that provided to other Section 16(b) officers of AGLR. In the event the Executive is party to such a change-in-control Continuity Agreement with the Company or AGLR at the time of his termination of employment and if the terms and conditions of the Continuity Agreement become operative as to the Executive's termination of employment, then the Executive shall be entitled to receive the greater of (i) the severance pay and benefits due or payable under this Agreement or (ii) the severance pay and benefits due or payable under the Continuity Agreement, but not both.

                        Duszynski Employment Agreement

                                       6.

                            MISCELLANEOUS PROVISIONS

     6.1 Invalidity of Any Provision. It is the intention of the parties hereto that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws of each state and jurisdiction in which such enforcement is sought, but that the unenforceability (or the modification to conform with such laws) of any provision hereof shall not render unenforceable or impair the remainder of this Agreement which shall be deemed amended to delete or modify, as necessary, the invalid or unenforceable provisions. The parties further agree to alter the balance of this Agreement in order to render the same valid and enforceable. The terms of the restrictive covenant provisions of this Agreement shall be deemed modified to the extent necessary to be enforceable and, specifically, without limiting the foregoing, if the term of the applicable restrictive covenant is too long to be enforceable, it shall be modified to encompass the longest term which is enforceable and, if the scope of the geographic area of the applicable restrictive covenant is too great to be enforceable, it shall be modified to encompass the greatest area that is enforceable.

     6.2 Indictment of the Executive. In the event the Executive is indicted under federal or state law during the Term of the Agreement, the Executive shall be placed on a leave of absence by the Company during the period of indictment. During the leave of absence, the Executive shall continue to be paid his Base Salary under the Agreement and shall continue to participate in the Company's employee benefit plans, but he shall not be eligible for any bonus or other incentive payment, grant or award during such leave (including payments, grants or awards under the Annual Incentive Compensation Plan and the Long-Term Incentive Plan). If the Executive is acquitted of all charges on which the indictment was based or if all charges are dropped or are dismissed, the Executive shall be paid any payments, grants or awards (under the Annual Incentive Compensation Plan and the Long-Term Incentives Plan) that he would have received but for the leave of absence and will be reinstated to active employment. If the Executive is convicted of the charges, the Company shall terminate the Executive's employment for "Cause" as defined in Section 1.5 hereof.

     6.3 Applicable Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Texas.

     6.4 Arbitration. Any claim or dispute arising under this Agreement shall be subject to arbitration; provided that either party may seek injunctive relief through court action. The arbitration shall be conducted in Houston, Texas, in accordance with the Employment Dispute Rules of the American Arbitration Association and the Federal Arbitration Act, 9 U.S.C. ss.1, et. seq. The arbitrator(s) shall be authorized to award both liquidated and actual damages, in addition to injunctive relief, but no punitive damages. The arbitrator(s) may also award attorney's fees and costs, without regard to any restriction on the amount of such award under Texas or other applicable law, but until such decision, each party shall bear the full expense of its fees and costs related to the arbitration. Such an award shall be binding and conclusive upon the parties hereto, subject to 9 U.S.C. ss.10. Each party shall have the right to have the award made the judgment of a court of competent jurisdiction.

                        Duszynski Employment Agreement

     6.5 Waiver of Breach. The waiver of a breach of any provision of this Agreement by a party hereto shall not operate or be construed as a waiver of any subsequent breach by the other party hereto.

     6.6 Successors and Assigns. This Agreement shall inure to the benefit of the Company and its Affiliates, and their respective successors and assigns. This Agreement shall inure to the benefit of and be enforceable by the Executive's estate and/or legal representatives.

     6.7 Assignment of Agreement. This Agreement is not assignable by the Executive, but shall be freely assignable by the Company to any successor. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

     6.8 Notices. All notices, demands and other communications hereunder shall be in writing and shall be delivered in person or deposited in the United States mail, certified or registered, with return receipt requested, as follows:

         (a)      if to Executive:   Mr. Richard J. Duszynski
                                     14 Pastoral Pond Circle
                                     The Woodlands, TX   77380

         (b)      if to Company:    AGL Services Company
                                    Attention:  Mr. Paul R. Shlanta
                                    817 West Peachtree Street
                                    Tenth Floor
                                    Atlanta, GA  30309


     6.9 Entire Agreement. This Agreement, in addition to any Continuity Agreement between the Executive and the Company or AGLR, contains the entire agreement of the parties with respect to the subject matter hereof. All understandings and agreements heretofore made between the parties hereto with respect to the subject matter of this Agreement (other than the Continuity Agreement) are merged into this document which alone fully and completely expresses their agreement. This Agreement shall be deemed to have been drafted by the parties on an equal basis. This Agreement may not be changed orally but only by an agreement in writing signed by both parties.

     6.10 Survival of Provisions. The provisions of Article 4 - Restrictive Covenants shall survive termination of this Agreement.

     6.11 Captions. The captions appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or intent of any provisions of this Agreement or in any way affect this Agreement.



         IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of this 19th day of June 2001.

                        Duszynski Employment Agreement

                                     EXECUTIVE:


                                     /s/ Richard J. Duszynski
                                     -----------------------------------
                                     RICHARD J. DUSZYNSKI


                                     [signatures continued]



                                     COMPANY:

                                     AGL SERVICES COMPANY

                                     By:
                                     /s/ P. G. Rosput
                                     -----------------------------------
                                         Paula G. Rosput
                                         President and Chief Executive Officer





                [THIS AGREEMENT HAS BEEN EXECUTED IN DUPLICATE.]






ATL:  4299747.3


                        Duszynski Employment Agreement
                                    Page 13

                                  EXHIBIT "A"

                      SAMPLE OF GENERAL RELEASE LANGUAGE


GENERAL RELEASE. The Employee agrees, for himself, his spouse, heirs, executor or administrator, assigns, insurers, attorneys and other persons or entities acting or purporting to act on his behalf, to irrevocably and unconditionally release, acquit and forever discharge the Company, its affiliates, subsidiaries, directors, officers, employees, shareholders, partners, agents, representatives, predecessors, successors, assigns, insurers, attorneys, benefit plans sponsored by the Company and said plans' fiduciaries, agents and trustees, from any and all actions, cause of action, suits, claims, obligations, liabilities, debts, demands, contentions, damages, judgments, levies and executions of any kind, whether in law or in equity, known or unknown, which the Employee has, has had, or may in the future claim to have against the Company by reason of, arising out of, related to, or resulting from Employee's employment with the Company or the termination thereof. This release specifically includes without limitation any claims arising in tort or contract, any claim based on wrongful discharge, any claim based on breach of contract, any claim arising under federal, state or local law prohibiting race, sex, age, religion, national origin, handicap, disability or other forms of discrimination, any claim arising under federal, state or local law concerning employment practices, and any claim relating to compensation or benefits. This specifically includes, without limitation, any claim which the Employee has or has had under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, as amended, the Americans with Disabilities Act, as amended, and the Employee Retirement Income Security Act of 1974, as amended. It is understood and agreed that the waiver of benefits and claims contained in this Section does not include a waiver of the right to payment of any vested, nonforfeitable benefits to which the Employee or a beneficiary of the Employee may be entitled under the terms and provisions of any employee benefit plan of the Company which have accrued as of the Separation Date and does not include a waiver of the right to benefits and payment of consideration to which the Employee may be entitled under this Agreement. The Employee acknowledges that he is only entitled to the additional benefits and compensation set forth in this Agreement, and that all other claims for any other benefits or compensation are hereby waived, except those expressly stated in the preceding sentence.

                        Duszynski Employment Agreement

June 11, 2001




Mr. Richard J. Duszynski
14 Pastoral Pond Circle
The Woodlands, TX  77380

Dear Rick:

         This letter is to confirm our agreement regarding your personal investment in AGL Resources Inc. common stock. We understand that you may make open market purchases of AGL's common stock through your broker (or a broker recommended by AGL) during the period from April 1, 2001 through July 31, 2001 (the "Purchase Period"). Please note that your purchases may not occur on July 1 through July 26, which is a "blackout" period for AGL.

         AGL agrees that it will pay you a bonus equal to the difference between the average gross purchase prices you paid for the purchase of shares of AGL common stock (including commissions up to $.05 per share) during the Purchase Period and the $21.91 fair market value of the stock as of April 1, 2001. This bonus shall apply to shares you actually purchased during the Purchase Period, up to a maximum of 200,000 shares. We agree that this bonus will be added to your bonus under the Annual Incentive Compensation Plan for Sequent for the fiscal year ending September 30, 2001, and shall be paid in the same form that you have previously elected for such bonus.

                                                     Very truly yours,



                                                     /s/ P. G. Rosput
                                                     --------------------------
                                                     P. G. Rosput